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                                                                    Exhibit 10.7


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                             ST. LUCIE PRESS, INC.,

                           ST. LUCIE PRESS (U.K.) LTD.

                                       AND

                                  CRC PRESS LLC

                            ------------------------

                            ASSET PURCHASE AGREEMENT

                            ------------------------

                            ------------------------

                           Dated as of January 8, 1997

                            ------------------------

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Recitals.....................................................................1

 1.  DEFINITIONS.............................................................1

 2.  PURCHASE AND SALE OF THE PURCHASED PROPERTY.............................6

       2.1.  Transfer of Assets..............................................6
       2.2.  Sale at Closing Date............................................8
       2.3.  Subsequent Documentation........................................8
       2.4.  Assumption of Liabilities.......................................9

 3.  PURCHASE PRICE.........................................................10

       3.1.  Purchase Price.................................................10
       3.2.  Payment of Purchase Price......................................10
       3.3.  Post-Closing Adjustment to Purchase Price......................11

 4.  CLOSING................................................................12

 5.  REPRESENTATIONS AND WARRANTIES OF THE SELLER...........................12

       5.1.  Corporate Organization.........................................12
       5.2.  Qualification to Do Business...................................12
       5.3.  Authorization and Validity of Agreement........................12
       5.4.  No Conflict or Violation.......................................13
       5.5.  Consents and Approvals.........................................13
       5.6.  Financial Statements...........................................13
       5.7.  Absence of Certain Changes or Events...........................14
       5.8.  Tax Matters....................................................15
       5.9.  Absence of Undisclosed Liabilities.............................16
       5.10. Real Property..................................................16
       5.11. Equipment and Machinery........................................16
       5.12. Intellectual Property..........................................16
       5.13. Licenses, Permits and Governmental Approvals...................18
       5.14. Compliance with Law; Licenses..................................18
       5.15. Litigation.....................................................19
       5.16. Contracts......................................................19
       5.17. Receivables....................................................20
       5.18. Inventories....................................................20
       5.19. Employee Plans.................................................20
       5.20. Customers, Suppliers and Competitors...........................21
       5.21. Insurance......................................................21
       5.22. Transactions with Directors, Officers and Affiliates...........22
       5.23. Labor Matters..................................................22
       5.24. Environmental Matters..........................................23
       5.25. Accuracy of Information........................................23


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       5.26. Survival.......................................................23

 6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER............................24

       6.1.  Corporate Organization.........................................24
       6.2.  Qualification to Do Business...................................24
       6.3.  Authorization and Validity of Agreement........................24
       6.4.  No Conflict or Violation.......................................24
       6.5.  Approvals and Consents.........................................24

 7.  COVENANTS OF THE SELLERS...............................................25

       7.1.  Conduct of Business Before the Closing Date....................25
       7.2.  Consents and Approvals.........................................27
       7.3.  Access to Properties and Records...............................27
       7.4.  Negotiations...................................................27
       7.5.  Further Assurances.............................................28
       7.6.  Best Efforts...................................................28
       7.7.  Covenant Not To Compete........................................28
       7.8.  Non-Solicitation of Employees..................................29
       7.9.  Notice of Breach...............................................29
       7.10. Bulk Sales Compliance..........................................29
       7.11. Assignment of Contracts and Warranties.........................29

 8.  COVENANTS OF THE BUYER.................................................30

       8.1.  Actions Before Closing Date....................................30
       8.2.  Consents and Approvals.........................................30

 9.  EMPLOYEES AND EMPLOYEE PLANS...........................................30

       9.1.  Offer of Employment............................................30
       9.2.  Employee Benefits..............................................30
       9.3.  Liability......................................................30
       9.4.  Rights.........................................................30

 10.  TAXES.................................................................31

       10.1.  Allocation of Purchase Price and Purchase Price
                Allocation Forms............................................31

 11.  INDEMNIFICATION.......................................................31

       11.1.  Indemnification by the Sellers................................31
       11.2.  Procedures for Indemnification by the Seller..................32
       11.3.  Indemnification by the Buyer..................................32
       11.4.  Procedures for Indemnification by the Buyer...................33
       11.5.  Successors and Assigns........................................34


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 12.  CONDITIONS TO OBLIGATIONS OF THE SELLERS..............................34

       12.1.  Representations and Warranties of the Buyer...................34
       12.2.  Performance of the Obligations of the Buyer...................34
       12.3.  Consents and Approvals........................................34
       12.4.  No Violation of Orders........................................34
       12.5.  Buda Employment Agreement.....................................34

 13.  CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE BUYER..................34

       13.1.  Representations and Warranties of the Sellers.................35
       13.2.  Performance of the Obligations of the Sellers.................35
       13.3.  Consents and Approvals........................................35
       13.4.  No Violation of Orders........................................35
       13.5.  No Material Adverse Change....................................35
       13.6.  Opinion of Counsel............................................35
       13.7.  Other Closing Documents.......................................37
       13.8.  Legal Matters.................................................37
       13.9.  CRC Acquisition...............................................37
       13.10. Buda Employment Agreement.....................................37

 14.  TERMINATION...........................................................37

       14.1.  Conditions of Termination.....................................37
       14.2.  Effect of Termination.........................................37

 15.  MISCELLANEOUS.........................................................37

       15.1.  Successors and Assigns........................................37
       15.2.  Governing Law; Jurisdiction...................................38
       15.3.  Expenses......................................................38
       15.4.  Broker's and Finder's Fees....................................38
       15.5.  Severability..................................................38
       15.6.  Notices.......................................................38
       15.7.  Amendments; Waivers...........................................39
       15.8.  Public Announcements..........................................40
       15.9.  Entire Agreement..............................................40
       15.10. Parties in Interest...........................................40
       15.11. Scheduled Disclosures.........................................40
       15.12. Section and Paragraph Headings................................40
       15.13. Counterparts..................................................40


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                               INDEX TO SCHEDULES

2.1(a)            Publications
2.1(b)            Retained Assets:  Promissory Note, Equipment and Office
                  Furniture
2.4(b)            Direct Marketing Mailing Expense
5.2               Qualification
5.5               Consents, Waivers, Authorizations and Approvals
5.6               Financial Statements
5.7               Material Changes or Events
5.8               Tax Matter Exceptions
5.9               Undisclosed Liabilities
5.10              Leases
5.11              Equipment and Machinery
5.12              Intellectual Property and Intangible Assets
5.13              Licenses, Permits and Governmental Approvals
5.14              Exceptions to Compliance with Law
5.15              Litigation
5.16              Contracts
5.17              Counterclaims and Set-Offs of Accounts Receivable
5.19(a)           Employee Plans
5.20              Customers, Suppliers and Competitors
5.21              Insurance
5.22              Transactions with Directors, Officers and Affiliates
5.23(a)           Employment and Labor Agreements
5.23(b)           Exceptions to Compliance with Employment Laws
9.1               Employees


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                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT, dated as of January 8, 1997 by and between ST. LUCIE PRESS, INC., a Florida corporation (the "Company"), ST. LUCIE PRESS (U.K.) LTD., a United Kingdom corporation ("St. Lucie UK"), DENNIS BUDA ("Buda" and, together with the Company and St. Lucie UK, the "Sellers"), and CRC PRESS LLC, a Delaware limited liability company (the "Buyer").

                              W I T N E S S E T H:

            WHEREAS, the Company and St. Lucie UK (collectively, the "Companies") are engaged in the business of publishing scientific, technical and business books; and

            WHEREAS, the Buyer desires to purchase the assets of the Companies from the Sellers, and the Sellers desire to sell such assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

            NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

            SECTION 1. DEFINITIONS.

            As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

            "Accounts Receivable" shall mean all accounts and notes receivable of the Companies existing on the Closing Date;

            "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person;

            "Allocation Statement" shall have the meaning set forth in Section
10.1 hereof;

            "Assigned Contracts" shall mean the rights of the Companies under the Contracts;

            "Assumed Liabilities" shall have the meaning set forth in Section
2.4 hereof;
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            "Buda Employment Agreement" shall mean the Employment Agreement, to be dated the Closing Date, between the Buyer and Buda, in substantially the form of Exhibit A hereto.

            "Business" shall mean that all the business activities and operations of the Companies, including without limitation, publishing scientific, technical and business books;

            "Business Day" shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of Citibank, N.A. is closed;

            "Buyer" shall have the meaning set forth in the Preamble hereto;

            "Buyer Event of Breach" shall have the meaning set forth in Section
11.3 hereof;

            "Buyer Indemnitees" shall have the meaning set forth in Section 11.1 hereof;

            "Closing" shall have the meaning set forth in Section 4 hereof;

            "Closing Date" shall have the meaning set forth in Section 4;

            "Closing Date Accounts Payable" shall have the meaning set forth in
Section 3.3(a) hereof;

            "Code" shall mean the Internal Revenue Code of 1986, as amended;

            "Companies" shall have the meaning set forth in the first recital hereof.

            "Contracts" shall mean, collectively, Purchase Orders, Sales Orders and Other Contracts;

            "Controlled Group" shall have the meaning set forth in Section 5.19(d) hereof;

            "Employment and Labor Agreements" shall have the meaning set forth in Section 5.23(a) hereof;

            "Environmental Laws" shall have the meaning set forth in Section
5.24 hereof;

            "Equipment and Machinery" shall mean (i) all the equipment, machinery, furniture, fixtures and improvements, supplies and vehicles owned or leased by the Companies on the Closing Date (including, without limitation, all such items as set forth on the October Balance Sheet with additions thereto (net of dispositions) in the ordinary course of business), (ii)


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all the replacements for any of the foregoing owned or leased by the Companies,
(iii) any rights of the Companies to the warranties (to the extent assignable) and licenses received from manufacturers and sellers of the aforesaid items and
(iv) any related claims, credits, rights of recovery and set-off with respect thereto;

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

            "ERISA Affiliate" shall have the meaning set forth in Section 5.19 hereof;

            "Excluded Liabilities" shall have the meaning set forth in Section
2.4 hereof;

            "Files and Records" shall mean all files and records, whether in hard copy or magnetic format, of the Companies specifically relating to the Business or the Purchased Property, including, without limitation, the following types of files and records specifically relating to the Business: customer and supplier files, equipment maintenance records, equipment warranty information, plant plans, specifications and drawings, trade secrets and customer specifications and all files relating to employees of the Business employed by the Buyer following the Closing, correspondence with national, state and local governmental agencies relating to the operation of the Business and related files and records of the Companies;

            "Financial Statements" shall have the meaning set forth in Section
5.6 hereof;

            "GAAP" shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered thereby;

            "Government" shall mean any agency, division, subdivision, audit group or procuring office of the Government of the United States or any foreign government, including the employees or agents thereof;

            "Intangible Assets" shall mean all intangible personal property rights, including, without limitation, all rights on the part of the Companies to proceeds of any insurance policies and all claims on the part of the Companies for recoupment, reimbursement and coverage under any insurance policies, in each case in connection with the Business and all goodwill of the Sellers relating to the Business;

            "Intellectual Property" shall have the meaning set forth in Section
5.12 hereof;


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            "Inventory" shall mean (i) all the finished goods, raw materials, work in progress and inventoriable supplies owned by the Companies on the Closing Date (including, without limitation, all such items as set forth on the October Balance Sheet with additions thereto (net of dispositions) in the ordinary course of business) specifically for use in the operations of the Business, including inventory owned and held on consignment by any distributor and/or customer of the Companies and (ii) any and all rights of the Companies to the warranties received from its suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set-off with respect thereto;

            "Leases" shall have the meaning set forth in Section 5.10 hereof;

            "Licenses" shall have the meaning set forth in Section 5.12(c) hereof;

            "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement;

            "Listed Employee" shall have the meaning set forth in Section 9.1 hereof;

            "Losses" shall have the meaning set forth in Section 11.1 hereof;

            "Material Adverse Effect" shall mean a material adverse affect on the business, operations, assets, properties, condition (financial or otherwise) or prospects of the Companies taken as a whole;

            "Multiemployer Pension Plan" shall have the meaning set forth in Section (3)(37) of ERISA;

            "Net Working Capital" shall have the meaning set forth in Section 3.3(a) hereof;

            "NLRB" shall have the meaning set forth in Section 5.23(b) hereof;

            "Obsolete Inventory" shall have the meaning set forth in Section
5.18 hereof;

            "October Balance Sheet" shall have the meaning set forth in Section
5.6 hereof;

            "Other Contracts" shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, all author, editor, subscriber, license and distribution agreements or contracts, and all other contracts, commitments, partnership or joint venture agreements, license


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agreements, service contracts, employment, commission, and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, contracts or commitments limiting or restraining the Companies or Buda with respect to the Business from engaging or competing in any lines of business or with any person, firm or corporation, documents granting the power of attorney with respect to the affairs of the Companies, agreements not made in the ordinary course of business of the Business, options to purchase any assets or property rights of the Business, working capital maintenance or other form of guaranty agreements, and all other agreements to which either of the Companies is a party and which are related to the operation of the Business, but excluding Leases, Purchase Orders, Sales Orders, severance pay plans, Employee Plans and Benefit Plans;

            "Permits" shall have the meaning set forth in Section 5.13 hereof;

            "Person" shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Government;

            "Plans" shall have the meaning set forth in Section 5.19(a) hereof;

            "Publications" shall have the meaning set forth in Section 2.1 hereof;

            "Purchase Orders" shall mean all the Companies' outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in the Business;

            "Purchase Price" shall have the meaning set forth in Section 3.1 hereof;

            "Purchased Property" shall have the meaning set forth in Section 2.1(a) hereof;

            "Reproduction Materials" shall have the meaning set forth in Section 2.1(a) hereof;

            "Restricted Period" shall have the meaning set forth in Section 7.7(a) hereof;

            "Retained Assets" shall have the meaning set forth in Section 2.1(b) hereof;

            "Sales Orders" shall mean all the Companies' sales orders, contracts or other commitments to purchasers of goods and services of the Business;


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            "Seller Indemnitees" shall have the meaning set forth in Section
11.3 hereof;

            "Sellers" shall have the meaning set forth in the Preamble hereto;

            "Sellers' Event of Breach" shall have the meaning set forth in
Section 11.1 hereof;

            "Surplus Inventory" shall have the meaning set forth in Section 5.18 hereof;

            "Taxes" shall mean for all purposes of this Agreement all taxes (including, without limitation, excise taxes, ad valorem taxes and transfer taxes and fees) and other Governmental charges of any nature imposed upon a Person, including without limitation, all taxes or Governmental charges of any nature imposed upon any of the properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital, net worth or franchises of a Person (including, without limitation, all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any Government), and all additions to tax, penalties or interest paid or payable which relate in any way to such taxes and other Governmental charges, or any assessment or collection thereof;

            "Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes.

            "Transferred Employee" shall have the meaning set forth in Section
9.2 hereof;

            "Working Capital Statement" shall have the meaning set forth in
Section 3.3(a) hereof;

            "Working Capital Statement Report" shall have the meaning set forth in Section 3.3(a) hereof.

            SECTION 2. PURCHASE AND SALE OF THE PURCHASED PROPERTY.

            SECTION 2.1. Transfer of Assets.

            (a) Subject to the terms and conditions herein set forth, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer, free and clear of any Lien, and the Buyer shall purchase and accept from the Sellers, on the Closing Date, all right, title and interest of the Sellers and its affiliates in and to all of the Companies' assets, properties, rights and business, tangible and intangible, of every type and description,


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wherever located, used or employed in connection with the Business as they exist or shall exist on the Closing Date (all of such assets, properties, rights and business being hereinafter collectively referred to as the "Purchased
Property"), including without limitation:

            (i) the Accounts Receivable, Assigned Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property, Inventory, Licenses and Permits (to the extent transferable by the Companies), Premises and any prepaid expenses and other assets relating to the operations of the Business on the Closing Date (including, without limitation, all such items as are set forth on the October Balance Sheet with additions thereto (net of dispositions) in the ordinary course of business) and including all the tangible and intangible assets of the Seller and its affiliates used in the Business and related thereto;

            (ii) all right, title and interest in and to the publications produced by the Companies, all of which are listed in Schedule 2.1 hereto, whether complete, published, unpublished, in process or under contract (the "Publications") including, without limitation, all updates, supplements and revisions thereto, and other accompanying materials relating to the Publications, and the literary content of all of the above;

            (iii) all camera-ready copy used for making negative films, film, plates, plate-making film, paste-ups, tapes, illustrations and other artwork, and other reproduction materials for the Publications (collectively, the "Reproduction Materials"), permissions (to the extent transferable) and vendor information, including, without limitation, specifications for all published titles, and all manuscripts, proofs, reviews, designs, artwork, covers, photographs and production-related material for all unpublished titles;

            (iv) all mailing lists for the Business and lists of present, former and prospective customers to, and recipients of, any of the Publications (both in hard copy and all available machine readable formats), including names, addresses, expiration dates and other information customarily maintained by the Companies, and all other lists, files and marketing and promotional materials relating to the Business;

            (v) all existing files specifically relating to the Business including, without limitation, files relating to authors, author prospects, editorial matters, reviewers, and unsigned projects;


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            (vi) all right, title and interest in, and claims under, series titles and titles of Publications;

            (vii) all audio and video tapes, manuscripts, editorial material (including, without limitation, revisions, plans, reviews, reviews of competitive works, production records and author correspondence), back issues and superseded editions of every sort and in any medium used in or prepared for the Business; and

            (viii) all databases, software, software programs, object codes, source codes, systems documentation and user manuals used in connection with the Business, and all proprietary information, trade secrets, research records, test information, market surveys, marketing know-how, inventions, processes and procedures owned or licensed to the Companies and used in connection with the Business; and

            (ix) all other assets, properties, and rights of every kind used primarily in the Business, on the Closing Date, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

            (b) Notwithstanding anything herein to the contrary, the Purchased Property shall not include the following assets (the "Retained Assets"):

                  (i) any cash and cash equivalent items determined in
            accordance with GAAP, including without limitation, checking accounts, bank accounts, certificate of deposit, time deposits and securities of the Companies on or prior to the Closing Date;

                  (ii) a certain promissory note set forth in Schedule 2.1(b);

                  (iii) the equipment and office furniture set forth in Schedule
            2.1(b); and

                  (iv) any minute books, Tax Returns or other corporate
            documents of the Companies.

            SECTION 2.2. Sale at Closing Date. The sale, transfer, assignment and delivery by the Sellers of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance satisfactory in form and substance to counsel for the Buyer.

            SECTION 2.3. Subsequent Documentation. The Sellers shall, at any time and from time to time after the Closing Date, upon the request of the Buyer and at the expense of the Sellers, do, execute, acknowledge and deliver, or cause to be done,

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executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may be required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property. The Sellers hereby constitute and appoint, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorney of the Sellers with full power of substitution in the name of the Buyer or in the name of the Sellers but for the benefit of the Buyer (a) to collect for the account of the Buyer all Accounts Receivable and any other item of Purchased Property and (b) to institute and prosecute all proceedings which the Buyer may in its discretion deem proper in order to collect the Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Property and to defend or compromise (subject to Section 11 hereof, if applicable) any and all actions, suits or proceedings in respect of any of the Purchased Property. The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

            SECTION 2.4. Assumption of Liabilities. From and after the Closing, the Buyer shall assume and the Buyer hereby agrees to pay, perform and discharge when due (a) trade payables of the Companies arising in the ordinary course of business in an amount not to exceed $50,000 except that this amount shall not include printers' invoices for books shipped after December 20, 1996, provided, however, that the aggregate liability for such printer's invoices does not exceed Thirty Thousand Dollars ($30,000), (b) direct marketing mailing expenses of the Companies for mailings entering the postal system after December 20, 1996, including paid for items designed for end of year mailing as set forth on
Schedule 2.4(b) which are expected to be approximately Ninety-Five Thousand Dollars ($95,000) but in no event shall exceed One Hundred Thousand Dollars ($100,000), (c) all obligations of the Companies arising pursuant to the terms of Contracts referred to in Schedule 5.16 (other than liabilities relating to any breach or default of any Contract prior to the Closing Date), and (d) all obligations of the Buyer arising after the Closing Date (collectively, the "Assumed Liabilities"). Anything in this Agreement to the contrary notwithstanding, the Sellers shall be responsible for all of the liabilities and obligations not hereby expressly assumed by Buyer and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Sellers except as specifically provided by this Section 2.4 (the "Excluded Liabilities"). Without limiting the generality of the foregoing, Buyer shall not assume any of the following:

            (a) any liability or obligation under Contracts or Plans and other agreements to which the Companies are a party or by or to which it or any of its assets, properties or rights are bound or subject which are not reflected on Schedule 5.16;

            (b) any liability or obligation of the Sellers arising out of (i) the conduct of the Business prior to the Closing Date, or (ii) any liability or obligation of the Sellers to any employees of the Companies, or, (iii) except with respect to liabilities and obligations under the Contracts assumed by Buyer pursuant to this Section 2.4 hereof, agents or contractors;

            (c) any liability or obligation of the Companies owing to any shareholder, subsidiary or Affiliate of the Companies;

            (d) any liability or obligation of the Sellers arising out of or in connection with the preparation of this Agreement and the consummation and performance of the transactions contemplated by this Agreement, including, but not limited to, (i) any tax liability so arising, or (ii) any liability to which any of the parties may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected, at the request of Sellers, without compliance with the provisions of any bulk sales act or any similar statute as enacted in any jurisdiction;

            (e) any liability or obligation of the Companies under any Lease;

            (f) any liabilities arising under Environmental Law attributable to or incurred as a result of any acts, omissions, or conditions prior to the Closing Date, including, but not limited to, liabilities for the treatment, storage or disposal of hazardous materials;

            (g) any liability for Taxes imposed on any of the Sellers; and

            (h) any royalty payments relating to any sales made on or prior to the Closing Date.

            SECTION 3. PURCHASE PRICE.

            SECTION 3.1. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein, the purchase price for the sale and transfer of the Purchased Property is Two Million Five Hundred Thousand Dollars ($2,500,000.00) in cash (the "Purchase Price"), which price is payable and deliverable in accordance with Section 3.2 hereof and is subject to adjustment as provided in Section 3.3 hereof.

            SECTION 3.2. Payment of Purchase Price. In payment for the Purchased Property, the Buyer will pay to the Companies on the Closing Date the Purchase Price by wire transfer of immediately available funds to the account of the Company at Citibank, Account No. 3200120482. On the Closing Date, the Buyer shall in addition execute and deliver to the Companies an instrument of assumption of liabilities with respect to the Assumed Liabilities.

            SECTION 3.3. Post-Closing Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as follows:

            (a) Working Capital Statement. Within forty-five (45) calendar days after the Closing Date, the Buyer shall deliver to the Sellers a Statement (the "Working Capital Statement") which shall set forth the following information:
(i) the Accounts Receivable as of the Closing Date, determined in accordance with GAAP, (ii) the accounts payable as of the Closing Date, adjusted to eliminate any direct mailing expenses assumed by the Buyer pursuant to Section
2.4 hereof, determined in accordance with GAAP (the "Closing Date Accounts Payable") and (iii) a calculation of the Accounts Receivable less the Closing Date Accounts Payable (the "Net Working Capital"). During the period of any dispute with respect to the application of this Section 3.3, the Buyer shall provide the Sellers full access to the books, records, facilities and employees of the Business, and shall cooperate with the Sellers to the extent reasonably requested by the Sellers to investigate the basis for such dispute. Not later than forty-five (45) calendar days after receipt of the Working Capital Statement, the Sellers shall provide the Buyer with a list of those items, if any, to which the Sellers take exception and the Sellers' proposed adjustment (the "Working Capital Statement Report"). If the Sellers fail to deliver to the Buyer the Working Capital Statement Report within forty-five (45) calendar days following receipt of the Working Capital Statement, the Sellers shall be deemed to have accepted the Working Capital Statement for the purposes of any Purchase Price adjustment under Section 3.3(b) hereof. If the Buyer does not give the Sellers notice of objections within thirty (30) calendar days following receipt of the Working Capital Statement Report, the Buyer shall be deemed to have accepted the Working Capital Statement Report for the purposes of any Purchase Price adjustment under Section 3.3(b) hereof. If the Buyer gives the Sellers notice of objections to the Working Capital Statement Report, and if the Buyer and the Sellers are unable, within fifteen (15) calendar days after receipt by the Sellers of the notice by the Buyer of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to a firm of independent certified public accountants ("Independent Accounting Firm") mutually acceptable to the Buyer and the Sellers. The Independent Accounting Firm shall, within sixty (60) days following its selection, deliver to the Buyer and the Sellers a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any Purchase Price adjustment under Section 3.3(b) hereof. The fees and disbursements of the

Independent Accounting Firm acting under this Section shall be shared equally by the Buyer and the Sellers.

            (b) Purchase Price Adjustment. Within three (3) calendar days following the preparation or computation and final determination, pursuant to
Section 3.3(a) hereof, of the Working Capital Statement, and based upon such final determination the Sellers shall promptly pay to the Buyer in immediately available funds the amount, if any, by which the Net Working Capital is less than Three Hundred Thousand Dollars ($300,000) or the Buyer shall promptly pay to the Sellers by wire transfer of immediately available funds to the account of the Company as set forth in Section 3.2, the amount if any, by which the Net Working Capital is greater than Three Hundred Thousand Dollars ($300,000).

            SECTION 4. CLOSING. The closing of the sale and purchase of the Purchased Property (the "Closing") shall take place at the offices of Willkie Farr & Gallagher at One Citicorp Center, 153 East 53rd Street, New York, New York 10022 at 10:00 a.m. on January 13, 1997, or at such other place and time as may be mutually agreed to by the parties hereto (the "Closing Date").

            SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Sellers hereby, jointly and severally, represent and warrant to the Buyer as follows:

            SECTION 5.1. Corporate Organization. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate or Articles of Incorporation and By-laws (or equivalent documents) of the Companies, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

            SECTION 5.2. Qualification to Do Business. Each of the Companies are duly qualified to do business as a foreign corporation and are each in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.2 sets forth all jurisdictions in which the each of the Companies is qualified to do business.

            SECTION 5.3. Authorization and Validity of Agreement. Each of the Companies has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Companies' obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors and stockholders of the

Companies, and no other corporate proceedings on the part of the Companies are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Sellers and constitutes their valid and binding obligations, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity.

            SECTION 5.4. No Conflict or Violation. The execution, delivery and performance by each of the Sellers of this Agreement do not and will not violate or conflict with any provision of the Certificate or Articles of Incorporation or By-laws (or equivalent documents) of the Companies and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which either of the Sellers is a party or by which either of them is bound or to which any of their respective properties or assets is subject, nor will result in the creation or imposition of any Lien upon any of the Purchased Property, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals referred to in Section 5.13 hereof.

            SECTION 5.5. Consents and Approvals. Schedule 5.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by the Sellers or the performance by the Sellers of their obligations hereunder.

            SECTION 5.6. Financial Statements. Except as disclosed in Schedule 5.6, the balance sheets of the Company as of October 31, 1996 (the "October Balance Sheet") and as of December 31, 1995 fairly present the financial position of the Company in accordance with GAAP as of such dates, and the related statements of income for the periods ended on such dates fairly present the Company's results of operations in accordance with GAAP for the respective periods indicated (collectively, the "Financial Statements"). The Financial Statements including the schedules and notes thereto, (a) were prepared in accordance with GAAP, (b) present fairly the financial condition of the Business as of such date, (c) are complete, correct and in accordance with the books of account and records of the Company, (d) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes and (e) reflects accurately all accrued costs and expenses of the Company related to the Business.

            SECTION 5.7. Absence of Certain Changes or Events.

            (a) Except as set forth in Schedule 5.7, since December 31, 1995, there has not been:

                  (i) any adverse change in the business, operations,
            properties, assets, condition (financial or other) or prospects of the Business, or any event that had had or is reasonably likely to have a Material Adverse Effect, and no factor or condition exists and no event has occurred that would be likely to result in any such change;

                  (ii) any material loss, damage, destruction or other casualty to the Purchased Property (whether or not insurance awards have been received or guaranteed); or

                  (iii) any change in any method of accounting or accounting practice of the Companies.

            (b) Since December 31, 1995, the Sellers have operated the Business in the ordinary course of its business consistent with past practice and, except as set forth in Schedule 5.7 hereto, has not:

                  (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Companies except in the ordinary course of business consistent with past practice;

                  (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Business, other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the Purchased Property;

                  (iii) mortgaged, pledged or subjected to any Lien any of the
            Purchased Property, except for mechanics' liens and Liens for taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the Purchased Property;

                  (iv) sold or transferred any of the assets of the Business material to the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in the ordinary course of business consistent with past practice;

                  (v) disposed of any patents, trademarks or copyrights or any patent, trademark, or copyright applications used in the operations of the Business;

                  (vi) defaulted on any material obligation relating to the
            operations of the Business;

                  (vii) entered into any transaction material to the Business or relating to the Business, except in the ordinary course of business consistent with past practice;

                  (viii) written down the value of any Inventory or written off as uncollectible any accounts receivable specifically relating to the Business or any portion thereof not reflected in the October Balance Sheet;

                  (ix) granted any increase in the compensation or benefits of employees of the Business other than increases in accordance with past practice not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

                  (x) made any capital expenditure in excess of Twenty Thousand
            Dollars ($20,000), or additions to property, plant and equipment used in the operations of the Business other than ordinary repairs and maintenance;

                  (xi) laid off any employees;

                  (xii) incurred any obligation or liability for the payment of severance benefits; or

                  (xiii) entered into any agreement or made any commitment to do any of the foregoing.

            SECTION 5.8. Tax Matters. Except as set forth in Schedule 5.8, all Tax Returns required to be filed before the Closing Date in respect of the Companies have been (or will have been by the Closing Date) filed, and the Sellers have (or will have by the Closing Date) paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and have (or will have by the Closing
Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which Tax Returns have not yet been filed. All Taxes of the Sellers have been paid or adequately provided for and the Sellers know of no proposed additional tax assessment against them. The Company has validly elected to be treated as an "S corporation" under Section 1236(a) of the Code and corresponding provisions of state law for tax years beginning after 1992 through the present.

            SECTION 5.9. Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.9, the Companies do not have any indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the October Balance Sheet other than liabilities as shall have been incurred or accrued in the ordinary course of business since October 31, 1996. Except as shown in the October Balance Sheet or on Schedule 5.9, the Companies are not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

            SECTION 5.10. Real Property. The Companies own no real property.
Schedule 5.10 sets forth a list of all properties in which either of the Companies has a leasehold interest (each, a "Lease" and collectively, the "Leases").

            SECTION 5.11. Equipment and Machinery. Schedule 5.11 sets forth a complete and correct list and brief description of each item of Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $5,000. Except as set forth in Schedule 5.11, the Companies have good title, free and clear of all title defects and objections, Liens (other than the Lien of current property taxes and assessments not in default, if any) to the Equipment and Machinery owned by it, except for sales and dispositions in the ordinary course of business since such date. None of the title defects, objections or Liens (if any) listed in Schedule 5.11 adversely affects the value of any of the items of Equipment and Machinery or interferes with its use in the conduct of the Business. Except as set forth in Schedule 5.11, the Companies hold good and transferable leaseholds in all of the Equipment and Machinery leased by it, in each case under valid and enforceable leases. The Companies are not in default with respect to any item of Equipment and Machinery purported to be leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a default under any lease thereof. The Equipment and Machinery is sufficient and adequate to carry on the Business as presently conducted and as proposed by the Companies to be conducted, and all items thereof are in good operating condition and repair.

            SECTION 5.12. Intellectual Property.

            (a) "Intellectual Property" shall mean all of the following that are owned or used in the operations of the Business or relating to the Purchased
Property: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith;
(ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-art, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, sound recordings, software, artwork, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing;
(vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing. The Companies own all right, title and interest in the Intellectual Property except as set forth in
Schedule 5.12(b). Schedule 5.12(a) sets forth a complete list of all applications and registrations for Intellectual Property other than copyrights in one of the Company's name in all jurisdictions.

            (b) Copyrights. Schedule 5.12(b) sets forth a list of (i) each agreement, contract or license under which either of the Companies is or has been obligated to pay fees or royalties to any Person in connection with the reproduction, publication or distribution of any of the Publications and (ii) all United States and foreign copyright registrations and applications for registration with respect to all Publications. Except as disclosed in Schedule 5.12(b), the Companies have secured from all relevant authors of text, illustrations, photographs or other contributions to the Publications and all licensors or other Persons all copyrights in the Publications for the initial term of copyright and all extensions or renewals thereof, in all territories throughout the world and all languages in all media now known or hereafter devised.

            (c) Licenses. Except as disclosed on Schedule 5.12(c), none of the Sellers or any Affiliate of them has licensed to any third party any right to use or exploit any of the Publications in any jurisdiction. All rights in any of the Publications granted to third parties are or have been set forth in written and executed contracts that, to the knowledge of Sellers has not been breached by said third parties. Schedule 5.12(c) sets forth each agreement, contract or license under which either of the Companies has licensed any rights in any of the Publications to another Person (such agreements, contracts or licenses and those referred to in clause (i) of Section 5.12(b) hereof, being referred to collectively as the "Licenses").

            (d) Claims. Except as set forth on Schedule 5.12(d), no claims are pending, or, to the knowledge of Sellers, threatened, against or by either of the Companies by or against any Person with respect to the ownership, validity, enforceability or use of any Intellectual Property or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property except for any such claims that individually, or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect. Except as set forth on Schedule 5.12(d), no claims are pending, or, to the knowledge of the Sellers, threatened, by or against either of the Companies against or by any Person in which such Person alleges that any activities or conduct of business of either of the Companies infringes upon the intellectual property rights of any Person or that any product packaging design infringes upon a proprietary packaging design of any Person, except for any such claims that individually, or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect.

            SECTION 5.13. Licenses, Permits and Governmental Approvals. Schedule
5.13 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to either of the Companies with respect to the Business by the Government, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Permits"), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any respect. The Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the Business in the manner now conducted and as has been proposed by the Sellers to be conducted, and none of the operations of the Business are being conducted in a manner that violates any of the terms or conditions under which any Permit was granted. Except as set forth in Schedule 5.13, no such Permit will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

            SECTION 5.14. Compliance with Law; Licenses. Except as set forth in
Schedule 5.14, the operations of the Business have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over either of the Companies and their respective assets, properties and operations. Except as set forth in Schedule 5.14, neither of the Sellers has received notice of any violation of any such law, regulation, order or other legal requirement, and the Companies are not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of its assets, properties or operations. The Sellers do not have knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by this Agreement or all or a material part of the Business or the Purchased Property.

            SECTION 5.15. Litigation. Except as set forth in Schedule 5.15, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of the Sellers, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against either of the Companies or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to the Business, the Purchased Property or the transactions contemplated by this Agreement, nor is any basis known to the Sellers or any of the Companies' directors or officers for any such action, suit, proceeding or investigation.
Schedule 5.15 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Business nor the Purchased Property is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the Business or the Purchased Property, or that would or might interfere with the transactions contemplated by this Agreement.

            SECTION 5.16. Contracts.

            (a) Schedule 5.16 sets forth a complete and correct list and a summary description of all Contracts (as in effect on the date hereof).

            (b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. The Companies have performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best knowledge of the Sellers, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Sellers have delivered to the Buyer or its representatives true and complete originals or copies of all the Contracts.

            SECTION 5.17. Receivables. Except as set forth in Schedule 5.17, all accounts receivable payable to or for the benefit of the Business reflected on the October Balance Sheet, or acquired by the Companies after the date thereof and before the Closing Date have been collected or are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried (or to be carried) on the books of the Companies, and are not subject to any counterclaims or set-offs.

            SECTION 5.18. Inventories. The Inventories are carried at not more than the lower of cost or net realizable value, and do not include any Obsolete Inventory or Surplus Inventory. As used herein, "Obsolete Inventory" is Inventory which, at October 31, 1996, was not usable or saleable in the lawful and ordinary course of business of the Business as now conducted and has been proposed by the Companies to be conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause in each case net of reserves provided therefor on the October Balance Sheet; and "Surplus Inventory" is Inventory that, at October 31, 1996 exceeded known or anticipated requirements in the reasonable business judgment of the Sellers.

            SECTION 5.19. Employee Plans.

            (a) Except for those plans set forth on Schedule 5.19(a) hereto (the "Plans"), neither the Companies nor any member of the Companies' "controlled group" (within the meaning of Section 4971(e)(2)(B) of the Code) that includes either of the Companies (hereinafter referred to as an "ERISA Affiliate") has ever maintained or contributed to, or has any liability or contingent liability with respect to, any "employee benefit plans," as that term is defined in
Section 3(3) of ERISA, or any other employee benefit arrangements, policies or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, maintained by the Companies or to which either of the Companies contributed or is obligated to contribute thereunder for current or former employees of the Companies. None of the Plans is a Multiemployer Plan. With respect to the Plans, the requirements of ERISA and the Code, as applicable, have been fulfilled in all respects, including, without limitation, any legally mandated continuation of health care coverage with respect to any "group health plan" (as such term is defined in Section 607(1) of ERISA and Section 5001(b)(1) of the Code) as may be required under Part 6 of Title I of ERISA and Section 4980B of the Code, and no event has occurred nor does any condition exist which would subject the Companies to any penalty, excise tax, or liability. The Buyer assumes no liability or obligation with respect to, and receives no right or interest in, any of such Plans.

            (b) Neither the Companies nor any ERISA Affiliate of the Companies has ever (i) failed to satisfy the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA (or the quarterly contribution requirements of Section 412(m) of the Code and Section 302(e) of ERISA), (ii) terminated an "employee pension benefit plan," as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or (iii) contributed to any Multiemployer Plan or has effected either a "complete withdrawal" or a "partial withdrawal," as those terms as defined in Sections 4203 and 4205, respectively, of ERISA, from any such Multiemployer Plan.

            SECTION 5.20. Customers, Suppliers and Competitors. Schedule 5.20 sets forth a complete and correct list of (a) all customers whose purchases exceeded five percent (5%) of the aggregate net sales of the Companies during fiscal year 1995 and the period from January 1, 1996 through October 31, 1996, and (b) the suppliers by dollar volume of the Business and the aggregate dollar volume of purchases (broken down by principal categories) by the Business from such suppliers for such periods. Except as set forth in Schedule 5.20, none of such customers or suppliers has, or to the best knowledge of the Sellers, intends to terminate or change significantly its relationship with the Business.

            SECTION 5.21. Insurance. Schedule 5.21 lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Business and the Purchased Property. The Sellers have furnished a true, complete and accurate copy of all such policies and bonds to the Buyer. Except as set forth in Schedule 5.21, all such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers and sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. The Companies shall maintain the coverage under all policies and bonds listed in Schedule 5.21 in full force and effect through the Closing Date. The Companies are not in material default under any provisions of any such policy of insurance nor has received notice of cancellation of any such insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

            SECTION 5.22. Transactions with Directors, Officers and Affiliates. Since January 1, 1995, except as set forth on Schedule 5.22, there have been no transactions between the Companies and any director, officer, employee, stockholder or other Affiliate of the Companies. To the best knowledge of the Sellers, during the past three years none of the officers, directors or employees of the Companies, or any spouse or relative of any of such persons, has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of the Companies or has competed with or been engaged in any business of the kind being conducted by the Business. No Affiliate of the Companies owns or has any rights in or to any of the assets, properties or rights used by the Business in the ordinary course of its business.

            SECTION 5.23. Labor Matters.

            (a) Except as set forth in Schedule 5.23(a): (i) neither of the Companies is a party to any outstanding employment or consulting agreements or contracts with officers or employees of the Business that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) neither of the Companies is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Business (other than as required by law); (iii) neither of the Companies is a party to any collective bargaining agreement or other labor union contract applicable to employees of the Business nor does either of the Sellers know of any activities or proceedings of any labor union to organize any such employees. The Sellers have furnished to the Buyer complete and correct copies of all such agreements ("Employment and Labor Agreements"). The Companies have not breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement, and there are no grievances outstanding thereunder.

            (b) Except as set forth in Schedule 5.23(b): (i) each of the Companies is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"); (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the best knowledge of the Sellers, threatened against or affecting the Business, and neither of the Companies has experienced any strike, material slow down or material work stoppage, lockout or other collective labor action; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Business; (v) there are no charges with respect to or relating to the Companies or the Business pending before the Equal Employment

Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices and (vi) neither of the Sellers has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Companies and no such investigation is in progress.

            SECTION 5.24. Environmental Matters. Each of the Companies has obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and are in compliance with all Environmental Laws and with all such licenses, permits and authorizations. The Companies have not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. or any other Environmental Laws, nor have the Sellers received notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of such Act to any governmental agency with respect to any of its assets. No hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law) has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Purchased Assets or any surface waters or groundwaters thereon or thereunder. Neither of the Companies owns or operates, or has ever owned or operated, an underground storage tank containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6991 et seq.

            SECTION 5.25. Accuracy of Information. None of the Sellers' representations, warranties or statements contained in this Agreement, or in the exhibits hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading. All information relating to the Business that is known or would on reasonable inquiry be known to the Sellers and that may be material to a purchaser for value of the Purchased Property has been disclosed in writing to the Buyer and any such information arising on or before the Closing Date will forthwith be disclosed in writing to the Buyer.

            SECTION 5.26. Survival. Each of the representations and warranties set forth in this Article 5 shall be deemed represented and made by the Sellers at the Closing as if made at such time and shall survive the Closing notwithstanding any investigation on the part of the Buyer for a period terminating on the third (3rd) anniversary the Closing Date, provided, however, that representations and warranties contained in Sections 5.8, 5.24 and 10 hereof shall survive indefinitely.

            SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Sellers as follows:

            SECTION 6.1. Corporate Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

            SECTION 6.2. Qualification to Do Business. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse affect on the business, operations, assets, properties, condition (financial or otherwise) or prospects of the Buyer.

            SECTION 6.3. Authorization and Validity of Agreement. The Buyer has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Buyer's obligations hereunder have been duly authorized by all necessary corporate action by the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity.

            SECTION 6.4. No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement do not and will not violate or conflict with any provision of the Certificate of Formation or Limited Liability Company Agreement of the Buyer and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

            SECTION 6.5. Approvals and Consents. The execution, delivery and performance of this Agreement on behalf of the Buyer does not require the consent or approval of, or filing with, any government, governmental body or agency or other entity or person except (i) as may be required to transfer any Permits, and (ii) such consents, approvals and filings, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

            SECTION 7. COVENANTS OF THE SELLERS.

            The Sellers covenant as follows:

            SECTION 7.1. Conduct of Business Before the Closing Date.

            (a) Without the prior written consent of the Buyer, between the date hereof and the Closing Date, the Companies shall not, except as required or expressly permitted pursuant to the terms hereof:

            (i) make any material change in the conduct of the Business or enter into any transaction other than in the ordinary course of business consistent with past practices;

            (ii) make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Property or any part thereof, except transactions pursuant to existing contracts set forth in the Schedules hereto and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

            (iii) subject any of the Purchased Property, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a Material Adverse Effect;

            (iv) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

            (v) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice;

            (vi) make or commit to make any capital expenditure in excess of Ten Thousand Dollars ($10,000);

            (vii) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

            (viii) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained in respect of the Business;

            (ix) take any other action that would cause any of the representations and warranties made by them in this Agreement not to remain true and correct;

            (x) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write down the value of any inventory or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

            (xi) settle, release or forgive any claim or litigation or waive any right;

            (xii) make, enter into, modify, amend in any material respect or terminate any Contract or expenditure with respect to the Business, where such Contract, bid or expenditure is for (A) a Contract entailing payments in excess of Ten Thousand Dollars ($10,000) or (B) a or Contract having a term in excess of ninety (90) days; or

            (xiii) commit to do any of the foregoing.

            From and after the date hereof and until the Closing Date, the Companies shall:

            (i) continue to maintain, in all material respects, the Purchased Property in accordance with present practice in a condition suitable for its current use;

            (ii) file, when due or required, national, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

            (iii) continue to conduct the Business in the ordinary course consistent with past practice;

            (iv) keep its books of account, records and files in the ordinary course and in accordance with existing practice; and

            (v) continue to maintain existing business relationships with suppliers and customers other than relationships not economically beneficial to the Business.

            SECTION 7.2. Consents and Approvals. The Sellers (a) shall, at their cost and expense, use their best efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other Persons required in connection with the execution, delivery and performance by it of this Agreement, and (b) shall diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Seller that counsel to the Buyer determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

            SECTION 7.3. Access to Properties and Records. The Sellers shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 14 hereof) to all properties, books, contracts, commitments and records of the Companies relating to the Business and, during such period, shall furnish promptly to the Buyer all other information concerning the Business, its properties and its personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.3 shall qualify any representation or warranty of the Sellers or the conditions to the obligations of the Buyer. The Sellers shall also afford the Buyer full access to the Business, all operations of the Business and to all Purchased Property throughout the period prior to the Closing Date.

            SECTION 7.4. Negotiations. From and after the date hereof, neither the Sellers, nor their officers or directors nor anyone acting on behalf of the Sellers or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving the Companies or the Business or any other transaction inconsistent with the transactions contemplated hereby. The Sellers shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

            SECTION 7.5. Further Assurances. Upon the request of the Buyer at any time after the Closing Date, the Sellers shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Buyer or its counsel may request to perfect title of the Buyer and its successors and assigns to the Purchased Property or otherwise to effectuate the purposes of this Agreement.

            SECTION 7.6. Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Sellers will use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

            SECTION 7.7. Covenant Not To Compete.

            (a) The Sellers acknowledges that the agreements and covenants contained in this Section 7.7 are essential to protect the value of the Business being acquired by the Buyer. Therefore, the Sellers agree that for the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (such period is hereinafter referred to as the "Restricted Period"), the Sellers shall not participate or engage, directly or indirectly, for themselves or on behalf of or in conjunction with any Person, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any publishing business undertaken or expressly contemplated to be undertaken by the Buyer or any of its Affiliates; provided, however, that the foregoing shall not prohibit Buda from serving as an officer and employee of the Buyer or any affiliate of the Buyer nor shall it prohibit the ownership by the Sellers of equity securities of a public company in an amount not to exceed 2% of the issued and outstanding shares of such company. Notwithstanding the foregoing, in the event Buda's employment is terminated by the Buyer prior to the second (2nd) anniversary of the date hereof without Just Cause (as defined in the Buda Employment Agreement), the Restricted Period shall mean the second anniversary of the date hereof.

            (b) The Sellers agree that a monetary remedy for a breach of the agreement set forth in Section 7.7(a) hereof will be inadequate and impracticable and further agree that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the Sellers agree that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

            (c) If any provision of this Section 7.7 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Sellers as so curtailed.

            SECTION 7.8. Non-Solicitation of Employees. The Sellers agree, for the Restricted Period, not to make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant with any person who was, on the date hereof, a full-time employee of either of the Companies, and in each case to cause its Affiliates not to engage in any such action, without the written consent of the Buyer.

            SECTION 7.9. Notice of Breach. Through the Closing Date, the Sellers shall promptly give the Buyer written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

            SECTION 7.10. Bulk Sales Compliance. The Buyer hereby waives compliance by the Companies with any applicable laws relating to bulk transfers in connection with the transactions contemplated hereby. The Sellers shall indemnify the Buyer with respect to any failure to comply with such bulk transfer laws.

            SECTION 7.11. Assignment of Contracts and Warranties. At the Closing and effective as of the Closing Date, the Companies shall assign to the Buyer all their respective rights under the Contracts. Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of the Companies thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to the Buyer until such Contract has been assigned. The Companies shall (i) use their best efforts to obtain all necessary consents, (ii) cooperate with the Buyer in any arrangement designed to provide to the Buyer the benefits (including the exercise of the Companies' rights) under any such Contracts, including enforcement for the benefit of the Buyer (and at the Buyer's expense) of any and all rights of the Companies against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (iii) hold all monies paid thereunder in trust for the account of the Buyer and (iv) remit such money to the Buyer as promptly as possible.

            SECTION 8. COVENANTS OF THE BUYER.

            SECTION 8.1. Actions Before Closing Date. The Buyer shall not take any action which shall cause it to be in breach of any representations, warranties, covenants or agreements contained in this Agreement. The Buyer shall use its best efforts to perform and satisfy all conditions to Closing to be performed or satisfied by the Buyer under this Agreement as soon as possible, but in no event later than the Closing Date.

            SECTION 8.2. Consents and Approvals. The Buyer shall use its best efforts to obtain all consents and approvals of third parties required to be obtained by the Buyer to effect the transactions contemplated by this Agreement.

            SECTION 9. EMPLOYEES AND EMPLOYEE PLANS.

            SECTION 9.1. Offer of Employment. Schedule 9.1 hereto sets forth a true and complete list of all individual who are employees of the Business as of the date hereof ("Listed Employees"). The Buyer may offer employment, under substantially similar terms as those offered by the Companies, to as many Listed Employees as is consistent with, and subject to, the Buyer's requirements and employment policies. The Buyer shall notify the Seller in writing, with respect to any determination made no later than two weeks after the Closing of (i) all Listed Employees who will be offered a position with the Buyer following the Closing and (ii) all Listed Employees with whom discussions regarding employment with the Buyer have been terminated for any reason.

            SECTION 9.2. Employee Benefits. The Listed Employees who accept the Buyer's offer of employment (the "Transferred Employees") shall participate in the employee benefit plans, programs, policies and arrangements of the Buyer in accordance with the terms thereof generally applicable to employees of the Buyer.

            SECTION 9.3. Liability. Neither the Buyer nor its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Transferred Employee or other present or former employee of the Seller or its affiliates or independent contractor regularly used by the Companies, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person's employment with the Seller or its affiliates or the termination of such employment prior to the Closing Date.

            SECTION 9.4. Rights. Nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of the Sellers or legal representatives thereof, any rights or remedies, including, without limitation, right to employment or continued employment for any specified period, of any nature or kind whatsoever or any right to specific terms or conditions of employment (including rate of pay, fringe benefits or position under or by reason of this Agreement.

            SECTION 10. TAXES.

            The parties hereto hereby covenant and agree as follows:

            SECTION 10.1. Allocation of Purchase Price and Purchase Price Allocation Forms. The Buyer shall, as promptly as practicable after the Closing Date, submit to the Seller a statement of the Buyer's allocation of the Purchase Price to the different items of Purchased Property (the "Allocation Statement"). The Allocation Statement shall be, subject to further adjustment on the basis of the Post-Closing Adjustment pursuant to Section 3.3 hereof, binding and conclusive upon the parties hereto, unless the Seller objects in writing to any item or items shown on the Allocation Statement within ten Business Days after delivery thereof to the Seller. If the Buyer and the Seller shall be unable to resolve any dispute with regard to the Allocation Statement within ten Business Days after delivery of the Seller's written objections, the matter or matters in dispute shall be submitted (at the expense of the Buyer) to the Buyer's Accountant. The decision of the Buyer's Accountant shall be conclusive and binding upon the Buyer and the Seller.

            Promptly after the Closing Date (but not before a resolution of all disputes, if any, with regard to the Allocation Statement and the Post Closing Adjustment Statement), the Buyer's Accountant shall prepare, in consultation with the Seller or the Seller's Accountant, those statements or forms (including Form 8594 if available) required by Section 1060 of the Code and the regulations promulgated thereunder with respect to the allocation of the Purchase Price. Such statements or forms shall be prepared consistently with the allocation of Purchase Price. Such statements or forms shall be filed by the parties on their respective national income tax returns as required by Section 1060 of the Code and the regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

            SECTION 11. INDEMNIFICATION.

            SECTION 11.1. Indemnification by the Sellers. Notwithstanding the Closing or the delivery of the Purchased Property and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Sellers shall, jointly and severally, indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and its directors, officers and employees (the "Buyer Indemnities"), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Losses") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any and all the Sellers' Event of Breach. As used herein, "Sellers' Event of Breach" shall be and mean any one or more of the following:

            (a) any untruth or inaccuracy in any representation of the Seller or the breach of any warranty of the Seller contained in this Agreement;

            (b) any failure of the Sellers duly to perform or observe any term, provision, covenant, agreement contained herein on the part of the Sellers to be performed or observed;

            (c) any claim or cause of action by any party against any Buyer Indemnitee, with respect to the Excluded Liabilities,

provided, however, that the Sellers shall have no obligation to make any payment under Section 11.1(a) hereof with respect to any representation or warranty unless the aggregate amount to which all Buyer Indemnitees, are entitled by reason of all such claims exceeds Ten Thousand Dollars ($10,000), it being understood that once such amount is exceeded, the aggregate of all such claims shall be payable jointly and severally by the Sellers on demand by the Buyer.

            SECTION 11.2. Procedures for Indemnification by the Seller. If a Sellers' Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Sellers have become obligated to such Buyer Indemnitee pursuant to
Section 11.1 hereof, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Sellers may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice to the Sellers. The Sellers agree to defend, contest or otherwise protect the Buyer Indemnitee against any such suit, action, investigation, claim or proceeding at their sole cost and expense. The Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee's choice and shall in any event cooperate with and assist the Sellers to the extent reasonably possible. If the Sellers fail timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Buyer Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover the entire cost thereof from the Seller, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

            SECTION 11.3. Indemnification by the Buyer. Notwithstanding the Closing or the delivery of the Purchased

Property, the Buyer shall indemnify and agree to fully defend, save and hold the Sellers, any Affiliate of the foregoing, and its directors, officers and employees (the "Seller Indemnitees"), harmless if any Seller Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any and all the Buyer Events of Breach. As used herein, "Buyer Event of Breach" shall be and mean any one or more of the following:

            (a) any untruth or inaccuracy in any representation of the Buyer or the breach of any warranty of the Buyer contained in this Agreement;

            (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Buyer to be performed or observed;

            (c) any claim or cause of action by any party arising after the Closing Date against any Seller Indemnitees with respect to Assumed Liabilities,

provided, however, that the Buyer shall have no obligation to make any payment under Section 11.3(a) hereof with respect to any representation or warranty unless the aggregate amount to which all Seller Indemnitees are entitled by reason of all such claims exceeds Ten Thousand Dollars ($10,000), it being understood that once such amount is exceeded, the aggregate of all such claims shall be payable by the Buyer on demand by the Sellers.

            SECTION 11.4. Procedures for Indemnification by the Buyer. If a Buyer Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Buyer has become obligated to it pursuant to Section 11.3 hereof, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Buyer may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give written notice to the Buyer. The Buyer agrees to defend, contest or otherwise protect such Seller Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. Such Seller Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its choice and shall in any event cooperate with and assist the Buyer to the extent reasonably possible. If the Buyer fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, such Seller Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and such Seller Indemnitee shall be entitled to recover the entire cost thereof from the Buyer including without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

            SECTION 11.5. Successors and Assigns. All of the rights and obligations of the Sellers and the Buyer pursuant to this Section 11 shall survive any sale, assignment or other transfer by the Buyer of title to or interest in any of the Premises or any part thereof and shall apply to and bind each and every successor and assign of the Buyer to any of the Premises.

            SECTION 12. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion:

            SECTION 12.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyer on and as of such date, and the Seller shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer to that effect.

            SECTION 12.2. Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Sellers shall have received a certificate dated the Closing Date and signed a duly authorized representative of the Buyer to that effect.

            SECTION 12.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

            SECTION 12.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect

            SECTION 12.5. Buda Employment Agreement. The Buyer shall have executed and delivered to Buda the Buda Employment Agreement.

            SECTION 13. CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following


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

conditions, any one or more of which may be waived by the Buyer in its sole discretion:

            SECTION 13.1. Representations and Warranties of the Sellers. All representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Sellers on and as of such date, and the Buyer shall have received a certificate dated the Closing Date and signed by the Chairman of the Board or President and by the chief financial officer of the Companies and by Buda to that effect.

            SECTION 13.2. Performance of the Obligations of the Sellers. The Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by the Chairman of the Board or President and the chief financial officer of the Companies and by Buda to that effect.

            SECTION 13.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

            SECTION 13.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

            SECTION 13.5. No Material Adverse Change. During the period from October 31, 1996 to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Business.

            SECTION 13.6. Opinion of Counsel. The Buyer shall have received a favorable opinion, dated as of the Closing Date, from Leo Fox, counsel to the Sellers, in form and substance reasonably satisfactory to the Buyer and its counsel, that:

            (a) Each of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each of the Companies has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. The Companies are duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and in which the absence of such qualification could have a Material Adverse Effect.

            (b) Each of the Companies has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of the Companies hereunder have been duly authorized by the Board of Directors and stockholders of the Companies, and no other corporate proceedings on the part of the Companies are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Sellers and constitutes the legal, valid and binding obligation of the Sellers, enforceable against each Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.

            (c) The execution, delivery and performance by the Companies of this Agreement do not and will not violate or conflict with any provision of the charter documents or By-laws of the Companies and do not and will not violate any provision of law or, to such counsel's knowledge, any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument known to such counsel (after inquiry of appropriate officers of the Companies) to which either of the Companies is a party or by which it is bound or to which its properties or assets is subject, nor will result in the creation or imposition of any Lien upon any of the properties or assets of the Companies.

            (d) To the best of such counsel's knowledge after inquiry of appropriate officers of the Companies, there are no claims, actions, suits, proceedings, labor disputes or investigations of any nature pending or threatened before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator, brought by or against the Sellers, any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Purchased Property, the Business or the transactions contemplated by this Agreement.

            In rendering such opinion, such counsel may rely upon certificates of public officials, upon opinions of local counsel and, as to matters of fact, upon certificates of officers of the Seller or its Affiliates, and such counsel may assume that this

Agreement has been duly authorized, executed and delivered by the Buyer.

            SECTION 13.7. Other Closing Documents. The Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Sellers or in furtherance of the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

            SECTION 13.8. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Sellers under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Sellers in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer.

            SECTION 13.9. CRC Acquisition. The acquisition of certain assets of CRC Press, Inc. pursuant to the Asset Purchase Agreement, dated December 4, 1996, by and among The Times Mirror Company, CRC Press, Inc. and Information Ventures LLC shall have been consummated.

            SECTION 13.10. Buda Employment Agreement. Buda shall have executed and delivered to the Buyer the Buda Employment Agreement.

            SECTION 14. TERMINATION.

            SECTION 14.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Sellers and the Buyer, (b) by the Sellers if the conditions set forth in Section 12 hereof are not satisfied or waived by the Closing Date, (c) by the Buyer if the conditions set forth in
Section 13 hereof are not satisfied or waived by the Closing Date or (d) by either party hereto if the Closing shall not have occurred on or prior to March 31, 1997.

            SECTION 14.2. Effect of Termination. In the event of termination pursuant to Section 14.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Sellers or the Buyer, or their directors, officers, agents or stockholders, with respect to this Agreement, except for the (i) liability of a party for expenses pursuant to
Section 15.3 hereof and (ii) liability for breach of this Agreement.

            SECTION 15. MISCELLANEOUS.

            SECTION 15.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, provided, that the Buyer may assign its rights hereunder to an Affiliate and to any party providing financing in connection with the transactions contemplated hereby, provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Sellers hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

            SECTION 15.2. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of New York located in New York, New York.

            SECTION 15.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. The Sellers shall pay all state and local sales, transfer, excise, value-added or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property.

            SECTION 15.4. Broker's and Finder's Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no other broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

            SECTION 15.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

            SECTION 15.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

            If to the Seller:

                        St. Lucie Press, Inc.
                        100 East Linton Boulevard
                        Suite 403B
                        Del Ray, Florida 33483
                        Attention: Dennis Buda
                        Telecopy: (561) 274-9927

            Copy to:

                        Leo Fox, Esq.
                        133 Boca Raton Road
                        Boca Raton, Florida 33432
                        Telecopy: (407) 368-0687

            If to the Buyer:

                        CRC PRESS LLC
                        2000 Corporate Boulevard, N.W.
                        Boca Raton, Florida 33431
                        Attention:  Mason Slaine
                        Telecopy: (561) 241-7856

            Copy to:

                        Willkie Farr & Gallagher
                        One Citicorp Center
                        153 East 53rd Street
                        New York, New York 10022
                        Attn: Steven J. Gartner, Esq.
                        Telecopy: (212) 821-8111

            Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

            SECTION 15.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

            SECTION 15.8. Public Announcements. The parties agree that after the signing of this Agreement, neither party shall make any press release or public announcement concerning this transaction without the prior written approval of the other party unless a press release or public amendment is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the nondisclosing party prior notice and an opportunity to comment on the proposed disclosure.

            SECTION 15.9. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

            SECTION 15.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Sellers, and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Sellers or the Buyer. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Sellers or the Buyer.

            SECTION 15.11. Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

            SECTION 15.12. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            SECTION 15.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                    ST. LUCIE PRESS, INC.


                                    By: /s/ Dennis Buda
                                        -------------------------------

                                    ST. LUCIE PRESS (U.K.) LTD.


                                    By: /s/ Dennis Buda
                                        -------------------------------

                                    CRC PRESS LLC


                                    By: /s/ Mason Slaine
                                        -------------------------------


                                    /s/ Dennis Buda
                                    -----------------------------------
                                    Dennis Buda